December 22, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for QS Global Equity Fund, ClearBridge Appreciation Fund, ClearBridge International Value Fund, ClearBridge Tactical Dividend Income Fund, ClearBridge Mid Cap Fund, ClearBridge Mid Cap Growth Fund, ClearBridge Small Cap Growth Fund, ClearBridge Large Cap Value Fund, ClearBridge Select Fund, ClearBridge Energy MLP & Infrastructure Fund, and ClearBridge Sustainability Leaders Fund, each a series of Legg Mason Partners Equity Trust (File No. 811-06444) (the "Funds") and, under the date of December 16, 2016, we reported on the financial statements of QS Global Equity Fund, ClearBridge Appreciation Fund, ClearBridge International Value Fund, ClearBridge Tactical Dividend Income Fund, ClearBridge Mid Cap Fund, ClearBridge Mid Cap Growth Fund, ClearBridge Small Cap Growth Fund, ClearBridge Large Cap Value Fund, ClearBridge Energy MLP & Infrastructure Fund, and ClearBridge Sustainability Leaders Fund and under the date of December 19, 2016, we reported on the financial statements of ClearBridge Select Fund, all as of and for the year ended October 31, 2016. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under Item 77K of their Form N-SAR dated December 22, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
/s/ KPMG LLP


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